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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     --------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                                   84-0605867
        ------                                                   ----------
(State of Incorporation                                       (I.R.S. Employer
   or Organization)                                          Identification No.)

 485 Nan Zhi Road, Dao Wai District, Harbin, People's Republic of China, 150056
 ------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange on Which Each
Title of Each Class to be so Registered      Class is to be Registered
---------------------------------------      -----------------------------------
Common Stock, par value $0.001 per share     New York Stock Exchange, Inc.


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates:
Not applicable
--------------------------------------------------------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:  None



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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            The following description of our common stock is a summary and is qualified in its entirety by the provisions of our Amendment and Restatement of Articles of Incorporation and our Amended and Restated Bylaws. Our authorized capital stock consists of 150,000,000 shares of common stock, $.001 par value per share.

COMMON STOCK

            The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes represented in person or by proxy at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

            After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.


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Item 2. EXHIBITS.


EXHIBIT NO.        DESCRIPTION
-----------        -----------

3.1(a) Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc. ((incorporated by reference from the Registration Statement on Form SB-2 Commission File No. 333-124133, filed with the Commission on April 18, 2005).

3.1(b) Certificate of Amendment to Amendment and Restatement of Articles of Incorporation of American Oriental Bioengineering, Inc. (incorporated by reference from the Registration Statement on Form S-3 Commission File No. 333-131229, filed with the Commission on January 23, 2006.)

3.2 Amended and Restated Bylaws of American Oriental Bioengineering, Inc. (incorporated by reference from the Current Report on Form 8-K, filed with the Commission on August 25, 2006.)

4.1 Form of Warrant (incorporated by reference from the Current Report on Form 8-K, filed with the Commission on December 1, 2005.)

4.2 American Oriental Bioengineering, Inc. 2004 Stock Option Plan (incorporated by reference from the Report on Form 10-KSB, Commission File No. 000-29785, filed with the Commission on April 15, 2004).

4.3*               Specimen Common Stock Certificate

4.4 American Oriental Bioengineering, Inc. 2006 Stock Option Plan (incorporated by reference from the Definitive Proxy Statement filed with the Commission on October 17, 2006)

* Included herein



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          AMERICAN ORIENTAL
                                          BIOENGINEERING, INC.



Date: December 8, 2006                    By: /s/ Shujun Liu
                                              ----------------------------------
                                              Name: Shujun Liu
                                              Title: Chief Executive Officer




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